CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 1996 incorporated by reference in Surgical Technologies, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1996 and to all references to our firm included in this Registration Statement.

/s/ Arthur Andersen LLP

Arthur Andersen LLP

Salt Lake City, Utah
June 24, 1996